Exhibit 99.1

Mannatech Reports Fourth Quarter and Year End Results

(COPPELL, Texas) March 12, 2014 – Mannatech, Incorporated (NASDAQ: MTEX), a leading developer and provider of nutritional supplements and skin care products based on Real Food Technology® solutions, today announced financial results for its fourth quarter and year end 2013.

Fourth Quarter Results

Fourth quarter net sales for 2013 were $46.5 million, an increase of 9.9% as compared to $42.3 million in the fourth quarter of 2012. Our net sales increased 13.5% in constant dollars, which is a non-GAAP financial measure that excludes the impact of fluctuations in foreign currency exchange rates.

Net sales for Asia/Pacific increased 16.4% to $20.6 million as compared to $17.7 million in the fourth quarter 2012 due to a 21.8% increase in the number of active associates and members in the region. The increases were offset by a $1.1 million unfavorable impact on net sales due to fluctuations in foreign currency exchange rates.

Net sales for North America increased 5.9% to $21.7 million as compared to $20.5 million in the fourth quarter of 2012. The increase in revenue was due to a 13.7% increase in the revenue generated per active associate and member, which was offset by a decline in the number of active associates and members in the region.

Net sales for Europe, the Middle East and Africa increased 2.4% to $4.2 million as compared to $4.1 million in the fourth quarter of 2012. This increase was primarily due to a 13.9% increase in the number of active associates and members, which was offset by a $0.4 million unfavorable impact on net sales due to fluctuations in foreign currency exchange rates for the region.

Net income was $2.6 million, or $0.94 per diluted share, for the fourth quarter of 2013, compared to net income of $0.3 million, or $0.10 per diluted share, for the fourth quarter of 2012.

Dr. Robert A. Sinnott, CEO & Chief Science Officer, commented, “Our net sales growth acceleration in the fourth quarter was primarily due to the introduction of our newest skin care product, Uth, in the U.S. and Canadian markets.”

Year End Results

Annual net sales for 2013 were $177.4 million, up 2.3% from $173.4 million for 2012. Our net sales increased 5.2% in constant dollars which is a non-GAAP financial measure that excludes the impact of fluctuations in foreign currency exchange rates.

During the third quarter of 2013, we implemented a global loyalty program for our associates and members who purchase products using a qualified automatic order. Participating associates and members can earn loyalty points, which can be applied to future purchases. We defer the dollar equivalent in revenue for these loyalty points until the points are applied or forfeited. At December 31, 2013, we deferred net sales of $5.5 million due to the loyalty program.

Net sales for Asia/Pacific increased 13.7% to $80.3 million as compared to $70.6 million in 2012.  This increase was due to an increase in the number of active associates and members in the region, which was offset by a decrease in the revenue generated per active associate and member that was partially attributed to the net sales deferral of $2.4 million for the loyalty program and a $3.7 million unfavorable impact on net sales due to fluctuations in foreign currency exchange rates.

Net sales for North America decreased 5.0% to $82.2 million as compared to $86.5 million in 2012. This decrease in revenue is due to the net sales deferral of $2.6 million for the loyalty program and a net reduction in active associates and members, which was offset by an increase in the revenue per active associate and member for the region.

Net sales for Europe, the Middle East and Africa decreased 8.6% to $14.9 million as compared to $16.3 million in 2012. While the number of our active associates and members increased in this region, this was offset by a decrease in average revenue per associate and member.  We experienced a $1.3 million unfavorable impact on net sales due to fluctuations in foreign currency exchange rates.

We reported net income for 2013 of $3.2 million, compared to net loss of $1.4 million in 2012. The net income per diluted share was $1.18 in 2013, as compared to the net loss per diluted share of $0.52 in 2012.

The total number of independent associates and members based on a 12-month trailing period was approximately 245,000 and 229,000 as of each of December 31, 2013 and 2012, respectively.  The number of new independent associates and members for 2013 was 116,000, compared to 97,000 in 2012, which was an increase of 19,000 over the previous year.

Dr. Robert Sinnott further commented, “During 2013, we implemented changes in our independent associate compensation plan and launched a customer loyalty program, both of which were positively adopted by our independent business building associates.  We believe these changes as well as the launch of Uth skin cream were primary drivers for the increase in net sales as compared to 2012.  Mannatech has much to offer our independent associates and customers.  A strong business with long-term, organic revenue growth across the globe remains the primary objective of our management team.”

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant currency measures.  We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income/(Loss) from Operations. The following tables include a full reconciliation of actual non-GAAP financial measures to the related GAAP financial measures.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors an additional perspective on trends. Although we believe the above non-GAAP financial measures enhance investors' understanding of its business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, March 19, 2014 at 9 a.m. CDT, 10 a.m. EDT.  The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call.  The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 9008669.

About Mannatech
Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards.  Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing nutrition where it is needed most around the world.  Mannatech’s proprietary products are available through independent sales associates in regions around the globe including North America, Asia/Pacific, and Europe, the Middle East and Africa.  For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “anticipate,” “believe,” “will” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com

CONSOLIDATED BALANCE SHEETS – (UNAUDITED)
(in thousands, except share and per share information)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$20,395	$14,377
Restricted cash	1,519	1,515
Accounts receivable, net of allowance of $142 and $20 in 2013 and 2012, respectively	423	324
Income tax receivable	4	884
Inventories, net	13,988	15,154
Prepaid expenses and other current assets	3,061	2,487
Deferred commissions	2,706	562
Deferred tax assets, net	1,578	561
Total current assets	43,674	35,864
Property and equipment, net	3,239	4,833
Long-term restricted cash	4,254	3,736
Other assets	3,591	3,187
Long-term deferred tax assets, net	1,303	502
Total assets	$56,061	$48,122

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$704	$780
Accounts payable	4,996	4,154
Accrued expenses	5,796	6,348
Commissions and incentives payable	10,210	7,935
Taxes payable	1,858	3,901
Current deferred tax liability	114	179
Deferred revenue	6,380	1,486
Total current liabilities	30,058	24,783
Capital leases, excluding current portion	450	938
Other long-term liabilities	2,101	2,180
Total liabilities	32,609	27,901

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,773,972 shares issued and 2,653,913 shares outstanding as of December 31, 2013 and 2,768,972 shares issued and 2,647,735 shares outstanding as of December 31, 2012	—	—
Additional paid-in capital	42,592	42,614
Accumulated deficit	(3,746)	(6,920)
Accumulated other comprehensive loss	(743)	(677)
Less treasury stock, at cost, 120,059 and 121,237 shares in 2013 and 2012, respectively	(14,651)	(14,796)
Total shareholders’ equity	23,452	20,221
Total liabilities and shareholders’ equity	$56,061	$48,122

CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)
(in thousands, except per share information)

	For the years ended December 31,
	2013	2012
Net sales	$177,423	$173,447
Cost of sales	36,097	34,641
Gross profit	141,326	138,806

Operating expenses:
Commissions and incentives	75,633	73,823
Selling and administrative expenses	33,758	37,176
Depreciation and amortization	2,120	4,755
Other operating costs	25,059	24,032
Total operating expenses	136,570	139,786

Income from operations	4,756	(980)
Interest income	22	50
Other income (expense), net	(1,969)	630
Income (loss) before income taxes	2,809	(300)

Income tax benefit (provision)	365	(1,088)
Net income (loss)	$3,174	$(1,388)

Income / (loss) per common share:
Basic	$1.20	$(0.52)
Diluted	$1.18	$(0.52)

Weighted-average common shares outstanding:
Basic	2,650	2,648
Diluted	2,683	2,648

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income/(Loss) from Operations. We refer to these adjusted financial measures as constant dollar items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

	2013		2012	Reconciliation – Constant $
	Total $	Constant $	Total $	Dollar	Percent
Net Sales	$177.4	$182.4	$173.4	9.0	5.2%
Product	143.5	147.9	155.8	(7.9)	(5.1)%
Pack	26.2	26.5	11.4	15.1	132.5%
Other	7.7	8.0	6.2	1.8	29.0%
Deferred Revenue	6.4	6.6	1.5	5.1	340.0%
Gross Profit	141.3	145.2	138.8	6.4	4.6%
Income/(Loss) from Operations	4.8	4.9	(1.0)	5.9	590.0%

The approximate number of new and continuing independent associates and members who purchased our packs or products during the twelve months ended December 31 was as follows:

	2013		2012
New	116,000	47.0%	97,000	42.0%
Continuing	129,000	53.0%	132,000	58.0%
Total	245,000	100.0%	229,000	100.0%